UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware 20-1297589
(State of incorporation or organization) (I.R.S. Employer Identification No.)

90 North Broadway Irvington, New York 10533
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                           (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.
On February 26, 2012, the Board of Directors of Prestige Brands Holdings, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on March 8, 2012, for each share of Common Stock, par value $0.01 per share (the “Common Shares”), of the Company outstanding on March 8, 2012 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of February 27, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent.
Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company at a price of $65.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.
The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on February 28, 2012 and is qualified in its entirety by reference to the full text of the Rights Agreement.
Item 2.        Exhibits.

Exhibit No.	Description of Exhibit
3.1
Certificate of Designations of Series A Preferred Stock of Prestige Brands Holdings, Inc., as filed with the Secretary of State of the State of Delaware on February 27, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 28, 2012).

4.1
Rights Agreement, dated as of February 27, 2012, between Prestige Brands Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on February 28, 2012).

99.1	Press Release dated February 27, 2012 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed on February 28, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: February 28, 2012	By:	/s/ Ronald M. Lombardi
Name: Ronald M. Lombardi
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1
Certificate of Designations of Series A Preferred Stock of Prestige Brands Holdings, Inc., as filed with the Secretary of State of the State of Delaware on February 27, 2012 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on February 28, 2012).

4.1
Rights Agreement, dated as of February 27, 2012, between Prestige Brands Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on February 28, 2012).

99.1	Press Release dated February 27, 2012 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed on February 28, 2012).